Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2013, except for the effects on the financial statements of the restatement described in Note 2, as to which the date is September 30, 2013, in the Registration Statement on Form S-1 and related Prospectus of Tandem Diabetes Care, Inc. dated October 7, 2013.

/s/ Ernst & Young LLP

San Diego, California

October 7, 2013